Exhibit 10.10

9 December 2010

Ms. Sheila Marcelo
199 Winter Street
Weston, MA 02493

Re: Additional Employment Terms

Dear Sheila:

The purpose of this letter is to document certain additional provisions related to your employment at Care.com that were recommended by the Compensation Committee in November 2010 and approved by the Board of Directors on December 9, 2010. Those provisions are as follows:

In the event that your employment is terminated without “Cause” or you terminate your employment for “Good Reason”, then, in exchange for a release in favor of the Company on terms acceptable to the Company, the Company shall continue your base salary and health care benefits for six (6) months following the termination of your employment.

(1)           “Cause” shall mean (a) a good faith finding by the Board of Directors that (i) you have repeatedly failed to perform your reasonably assigned duties for the Company and have failed on at least two occasions to remedy such failure within 10 days following written notice from the Company notifying you of such failure, or (ii) you have engaged in dishonesty, gross negligence or misconduct that is materially injurious to the Company, or (b) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; and

(2)           “Good Reason” for termination shall mean (i) a material adverse change in your authority, duties or compensation without your prior consent or (ii) the relocation of your place of work such that the distance from your current residence to your place of work is increased by more than 30 miles.

Sincerely,

/s/ Steven D. Boulanger
Steven D. Boulanger
Chief Financial Officer

Care.com • 1400 Main Street • Waltham. MA 02451 • www.care.com